Exhibit 10.1

Letter of Intent

This Letter of Intent ("LOI") is entered into by and between Magnegas Corporation ("MNGA") and DDI Industry International Company ("DDI") on this 12th day of November, 2009.

1. Recitals

Whereas, MNGA is a Publicly Traded corporation organized and existing under the law of the state of Delaware with its principle place of business in the state of Florida.

Whereas, DDI is a Corporation organized and existing under the law of the Country of Beijing, China. Whereas, DDI is a Corporation engaged in the business of alternative fuel and power generation technology.

Whereas, MNGA is engaged in the business of generating gaseous fuel and irrigation water from liquid waste with its patented Plasma Arc Flow technology.

Whereas, MNGA and DDI are desirous to enter into a collaboration for the manufacturing and distribution of the Magnegas technology in China.

Whereas, both parties agree to the following

2. Scope

1)
MNGA will grant to DDI a 60 day exclusive option to purchase the distribution and manufacturing rights for the Magnegas Technology for the country of China ending on January 15, 2010. In exchange for the exclusive option, DDI will pay a $10,000 fee,within 20 days of signing of this agreement, via check or wire transfer. Upon clearing of the funds in the MNGA bank account, the exclusive option will become effective.

2)	During the exclusive option period, the parties agree to study a possible joint development of the Chinese market as per the following:
a.	DDI will identify a company that is publicly traded in the Hong Kong stock exchange.
b.	DDI will grant to MNGA a minority interest in said public Hong Kong company for an amount to be determined.
c.
Said public company in Hong Kong will purchase three Plasma Arc Flow prototype refineries, for a total of $5 million cash or wire transfer with a payment schedule to be agreed (no letter of credit accepted). This will include a 100kw Total refinery on a trailer, a 200kw Linear refinery on a trailer and a 200kw Total-Linear refinery on a trailer.

d.	Said public company in Hong Kong will sign an exclusive manufacturing and distribution agreement for the Magnegas technology with strict limitations for only the Chinese market.
e.
Upon implementation of 2a, 2b, 2c and 2d as per above, MNGA shall transfer, assign and 'release the totality of all intellectual property rights, patents, patent applications, manufacturing drawings, domain names and trademarks for the Chinese market only. MNGA will provide training, scientific support and collaboration on all future patent applications for the Chinese market.

5. Website Links and Image Authorization www.magnegas.com

MNGA and DDI authorize each other to be named as a "Strategic Partner" on each others website and inclusive in relative mutual Press Releases with a corporate logo linking to its website. This agreement is null and void if not signed by both parties within 7 days of the first signature. This agreement is null and void if the $10,000 fee is not received within 7 days of the signing of this agreement.

DATED:	11-13-09	By:
Allen Feng, President DDI Corporation

DATED:	11-18-09	By:
Dr. Ruggero Santilli, CEO, Magnegas Corporation